Exhibit 10.1

INVESTMENT AGREEMENT

by and among

MOTOROLA SOLUTIONS, INC.,

SILVER LAKE ALPINE, L.P.

and

SILVER LAKE ALPINE (OFFSHORE MASTER), L.P.

Dated as of September 5, 2019

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.01.	Definitions	1

ARTICLE II
SALE AND PURCHASE OF THE NOTES

Section 2.01.	Sale and Purchase of the Notes	11

Section 2.02.	Closing	11

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01.	Representations and Warranties of the Company	11

Section 3.02.	Representations and Warranties of the Purchaser	16

ARTICLE IV
ADDITIONAL AGREEMENTS

Section 4.01.	Taking of Necessary Action	19

Section 4.02.	Lock-Up; Non-Conversion	19

Section 4.03.	Standstill	22

Section 4.04.	Securities Laws	25

Section 4.05.	Lost, Stolen, Destroyed or Mutilated Securities	26

Section 4.06.	Antitrust Approval	26

Section 4.07.	Board Nomination Rights	26

Section 4.08.	Voting	30

Section 4.09.	Financing Cooperation	30

Section 4.10.	Certain Tax Matters	31

Section 4.11.	Section 16 Matters	31

Section 4.12.	D&O Indemnification / Insurance Priority Matters	32

Section 4.13.	Conversion Price Matters	32

Section 4.14.	Other Matters	32

ARTICLE V
REGISTRATION RIGHTS

Section 5.01.	Registration Statement	33

Section 5.02.	Registration Limitations and Obligations	34

Section 5.03.	Registration Procedures	37

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ii

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of September 5, 2019, is by and among Motorola Solutions, Inc., a Delaware corporation (together with any successor or assign pursuant to Section 6.07, the “Company”) and the several Purchasers listed on Schedule I attached hereto (together with their successors and any respective Affiliate thereof that become a Purchaser party hereto in accordance with Section 6.07 and, if applicable, Section 4.02, each a “Purchaser” and collectively, the “Purchasers”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

WHEREAS, each Purchaser desires to purchase from the Company, and the Company desires to issue and sell to such Purchasers, severally and not jointly, the respective principal amount of the Company’s 1.75% Convertible Note due 2024 in the form attached hereto as Exhibit A (referred to herein as the “Note” or the “Notes”) set forth opposite such Purchaser’s name in Schedule I hereto, to be issued in accordance with the terms and conditions of the indenture in the form attached hereto as Exhibit B, the “Indenture”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company and each Purchaser desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. Notwithstanding the foregoing, with respect to each Purchaser (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of such Purchaser or any of such Purchaser’s Affiliates and (ii) for purposes of the definitions of “Beneficially Own”, “Registrable Securities”, “SLA Group”, “Standstill Period” and “Third Party” and Sections 3.02(d), 3.02(f), 4.02, 4.03, 4.06, 4.07 and 4.08, no portfolio company of such Purchaser or its Affiliates shall be deemed an Affiliate of such Purchaser and its other Affiliates so long as such portfolio company (x) has not been directed, encouraged or supported by, or coordinated with, such Purchaser or any of its Affiliates or any SLA Affiliated Director in carrying out any act prohibited by this Agreement or the subject matter of Section 4.03 and (y) has not received from such Purchaser or any Affiliate of such Purchaser or any SLA Affiliated Director, directly or indirectly, any Confidential Information concerning the Company or its business. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that with respect to each Purchaser (i) the Company and the Company’s Subsidiaries will not be considered Associates of such Purchaser or any of its Affiliates and (ii) no portfolio Company of such Purchaser or its other Affiliates will be deemed Associates of such Purchaser or any of its other Affiliates.

“Available” means, with respect to a Registration Statement, that such Registration Statement is effective and there is no stop order with respect thereto and such Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading such that such Registration Statement will be available for the resale of Registrable Securities.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. Solely for purposes of determining the number of shares of Company Common Stock issuable upon conversion of the Notes Beneficially Owned by each Purchaser and its Affiliates, the Notes shall be treated as if upon conversion the only settlement option under the Notes and the Indenture were shares of Company Common Stock. Solely for all purposes of Sections 4.02 and 4.07, the shares of Company Common Stock Beneficially Owned by each Purchaser or any of its Affiliates shall not include any Other Securities. For the avoidance of doubt, for purposes of this Agreement, each Purchaser (or any other person) shall at all times be deemed to have Beneficial Ownership of shares of Company Common Stock issuable upon conversion of the Notes directly or indirectly held by them, irrespective of any non-conversion period specified in the Notes or this Agreement or any restrictions on transfer or voting contained in this Agreement.

“Blackout Period” means (i) the Company’s regular quarterly restricted trading period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect and which is not longer than the regular quarterly restricted period that has been in effect historically consistent with past practice in all material respects and/or (ii) in the event that the Company determines in good faith that any registration or sale pursuant to any registration statement would reasonably be expected to materially adversely affect or materially interfere with any bona fide financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect the Company, a period of up to sixty (60) days; provided that a Blackout Period described in this clause (ii) may not be called by the Company more than twice in any period of twelve (12) consecutive months and may not be called by the Company in consecutive fiscal quarters.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to remain closed.

“Change in Control” shall mean the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company, (ii) any Person or “group” (as such term is used in Section 13 of the Exchange Act) (in each case excluding any member of the SLA Group or any of their respective Affiliates or any of their respective portfolio companies), directly or indirectly, obtains Beneficial Ownership of 50% or more of the outstanding Common Stock, (iii) the Company consummates any merger, consolidation or similar transaction, unless the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company’s Common Stock immediately prior to the transaction) more than 50% of all of voting power of the outstanding shares of Voting Stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction or (iv) a majority of the Board of Directors is no longer composed of (x) directors who were directors of the Company on the Closing Date and (y) directors who were nominated for election or elected or appointed to the Board of Directors with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Board of Directors in accordance with this subclause (y).

“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall have the meaning set forth in Section 2.02(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Confidential Information” has the meaning ascribed to “Evaluation Material” in the Confidentiality Agreement.

“Confidentiality Agreement” shall mean, collectively, the confidentiality agreements entered into by the Company, on the one hand, and the other parties hereto and Silver Lake Alpine Management Company, L.L.C., on the other hand, on the date hereof.

“Conversion Price” has the meaning set forth in the Indenture.

“Conversion Rate” has the meaning set forth in the Indenture.

“Company Reports” shall have the meaning set forth in Section 3.01(g)(i).

“Daily VWAP” shall have the meaning set forth in the Indenture.

“DGCL” shall mean the Delaware General Corporation Law.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(c).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary Transaction” shall have the meaning set forth in Section 4.03(a)(v).

“Free Writing Prospectus” shall have meaning set forth in Section 5.03(a)(v).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Global Security” has the meaning set forth in the Indenture.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Persons” shall have the meaning set forth in Section 5.05(a).

“Indenture” shall have the meaning set forth in the preamble hereto.

“Initial Conversion Rate” shall have the meaning set forth in Section 4.13.

“Issuer Agreement” shall have the meaning set forth in Section 4.09.

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all the rights and obligations of a Purchaser under this Agreement, in the form and substance substantially as attached hereto as Exhibit C or such other form as may be agreed to by the Company and a Purchaser.

“Lock-Up Period” shall mean the period commencing on the Closing Date and ending on the earlier of:

(i)     the two year anniversary of the Closing Date;

(ii)     such time as there is no SLA Affiliated Director serving on the Board of Directors, except due to his or her

(x)     death (provided, that this subclause (x) shall not constitute an exception to clause (ii) if the Purchasers have proposed a replacement director for such vacancy who satisfies the terms of Section 4.07 (including, solely if required pursuant to Section 4.07(c)(y), being reasonably acceptable to the Board of Directors) and the Company has failed to appoint such replacement director within ten (10) Business Days after receipt of notice by the Purchasers of such director replacement and a fully completed director questionnaire (in the substantially the same form as used historically by the Company));

(y)     voluntary resignation (provided, that this subclause (y) shall not constitute an exception to clause (ii) if (I) such voluntary resignation is mandated by the Company’s Board Governance Guidelines (other than Section 9 thereof) or any successor or replacement thereof or is the result of a Director Policy Change, the Board of Directors has accepted such resignation, the Purchasers have proposed a replacement director for such vacancy who satisfies the terms of Section 4.07 (including, solely if required pursuant to Section 4.07(c)(y), being reasonably acceptable to the Board of Directors) and the Company has failed to appoint such replacement director within ten (10) Business Days after receipt of notice by the Purchasers of such director replacement and a fully completed director questionnaire (in the substantially the same form as used historically by the Company) or (II) the Board of Directors has accepted such Purchaser Designee’s voluntary resignation following his or her failure to be elected to the Board of Directors at a meeting of stockholders (or action by written consent of the stockholders) at which the Company held (or sought) an election of directors)); or

(z)     removal for cause (provided, that this subclause (z) shall not constitute an exception to clause (ii) if the Purchasers have proposed a replacement director (including, solely if required pursuant to Section 4.07(c)(y), being reasonably acceptable to the Board of Directors) for such vacancy who satisfies the terms of Section 4.07 and the Company has failed to appoint such replacement director within ten (10) Business Days after receipt of notice by the Purchaser of such director replacement and a fully completed director questionnaire (in the substantially the same form as used historically by the Company)); and

(iii)     the consummation of any Change in Control.

“Losses” shall have the meaning set forth in Section 5.05(a).

“Material Adverse Effect” shall mean any events, changes or developments that, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change or development resulting from or arising out of the following: (a) events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (b) events, changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (c) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Entity, or market administrator, (d) any changes in GAAP or accounting standards or interpretations thereof, (e) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (f) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, (g) any taking of any action at the request of any Purchaser, (h) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such failure has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition) or (i) any changes in the share price or trading volume of the Company Common Stock or in the Company’s credit rating (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such change has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (a) through (e), to the extent that such event, change or development disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Minimum Ownership Threshold” shall have the meaning set forth in Section 4.07(a).

“Note” or Notes” shall have the meaning set forth in the preamble hereto.

“NYSE” shall mean the New York Stock Exchange.

“Other Investment Agreement” means the Investment Agreement, dated as of August 4, 2015, among the Company, Silver Lake Partners IV, L.P. and Silver Lake Partners IV Cayman (AIV II), L.P., as amended or supplemented from time to time in accordance with its terms.

“Other Notes” means the 2.00% Convertible Senior Notes due 2020 issued by the Company under the indenture dated as of August 25, 2015, as amended or supplemented from time to time (the “Other Indenture”).

“Other Registrable Securities” means “Registrable Securities” as defined in the Other Investment Agreement.

“Other Securities” means (i) the Other Notes; (ii) the shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of the Other Notes; (iii) any securities issued by the Company to Egon Durban or Greg Mondre in their capacity as directors of the Company prior to the Closing; and (iv) any securities issued as or pursuant to (or issuable upon the conversion, exercise or exchange of any warrant, right or other security that is issued as or pursuant to) a dividend, stock split, combination or any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the securities referenced in clause (i), (ii) or (iii).

“Permitted Loan” shall have the meaning set forth in Section 4.02.

“Permitted Transfers” has the meaning set forth in Section 4.02(a).

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Plan of Distribution” means the plan of distribution substantially in the form attached hereto as Annex A.

“Prohibited Transfers” shall have the meaning set forth in Section 4.02.

“Purchase Price” shall have the meaning set forth in Section 2.01.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser 1” means Silver Lake Alpine, L.P., a Delaware limited partnership (together with its successors and any Affiliate that becomes a Purchaser 1 party hereto in accordance with Section 6.07 and, if applicable, Section 4.02).

“Purchaser 2” means Silver Lake Alpine (Offshore Master), L.P., a Delaware limited partnership (together with its successors and any Affiliate that becomes a Purchaser 2 party hereto in accordance with Section 6.07 and, if applicable, Section 4.02).

“Purchasers” shall have the meaning set forth in the preamble hereto.

“Purchaser Affiliates” shall have the meaning set forth in Section 4.03(a).

“Purchaser Designee” means an individual then serving on the Board of Directors pursuant to the exercise of Purchaser 1’s nomination rights pursuant to Section 4.07(a) and/or Purchaser 1’s rights pursuant to Section 4.07(f), together with any designee of Purchaser 1 who is then standing for election to the Board pursuant to Sections 4.07(a) and (b) or who is being proposed for election by Purchaser 1 pursuant to Section 4.07(f). For the avoidance of doubt, only one person may be a Purchaser Designee at any point in time, unless Purchaser 1 has a right to nominate two persons pursuant to Section 4.07(a).

“Registrable Securities” shall mean the Subject Securities; provided that any Subject Securities will cease to be Registrable Securities when (a) such Subject Securities have been sold or otherwise disposed of pursuant to an effective Registration Statement or in compliance with Rule 144, (b) such Subject Securities are held or Beneficially Owned by any Person (other than the Purchasers or any of their Affiliates) that together with its Affiliates Beneficially Own less than 3.0% of the outstanding shares of Company Common Stock as of such time (assuming any Subject Securities Beneficially Owned by such Person and its Affiliates are converted on a fully physical settlement basis), (c) such Subject Securities are held or Beneficially Owned by any of the Purchasers or any of their Affiliates and the Purchasers and their Affiliates collectively Beneficially Own less than 1.0% of the outstanding shares of

Company Common Stock as of such time (assuming any Subject Securities Beneficially Owned by such Person and its Affiliates are converted on a fully physical settlement basis), or (d) such Subject Securities cease to be outstanding; provided, further, that any security that has ceased to be Registrable Securities in accordance with the foregoing definition shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities are not Registrable Securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Article V, including all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses incurred by the Company in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., transfer taxes, and fees of transfer agents and registrars, but excluding any underwriting discounts and selling commissions to the extent applicable to the Registrable Securities of the selling holders.

“Registration Statement” shall mean any registration statement of the Company filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Registration Termination Date” shall have the meaning set forth in Section 5.01(b).

“Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Rule 405” shall mean Rule 405 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Selling Holders” shall have the meaning set forth in Section 5.03(a)(i).

“SLA Group” means the Purchasers together with their Affiliates, including SLA Affiliates.

“SLA Indemnitors” shall have the meaning set forth in Section 4.12.

“SLA Affiliate” means any Affiliate of Silver Lake Group, L.L.C. that serves as general partner of, or manages or advises any, investment fund Affiliated with Silver Lake Group, L.L.C. that has a direct or indirect investment in the Company.

“SLA Affiliated Director” means the Purchaser Designee and any other person that is a managing director (or if there has been a Director Policy Change, a director) of either Purchaser or any SLA Affiliate that is serving on the Board of Directors.

“SLA Global Security” has the meaning set forth in the Indenture.

“Specified Guidelines” shall have the meaning set forth in Section 4.07(c).

“Standstill Period” shall mean the period commencing on the Closing Date and ending on the earliest of (i) the later of (A) 90 days after such time as there is no SLA Affiliated Director serving on the Board of Directors (and as of such time the Purchasers no longer have board nomination rights pursuant to this Agreement or otherwise irrevocably waive in a writing delivered to the Company all of such rights) and (B) the three year anniversary of the Closing Date, (ii) the effective date of a Change in Control and (iii) 90 days after the date on which none of the members of the SLA Group and their respective Affiliates Beneficially Own any Notes or any shares of Company Common Stock other than any shares of Company Common Stock issued to any person as compensation for their service on the Board of Directors.

“Subject Securities” shall mean (i) the Notes; (ii) the shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of the Notes; and (iii) any securities issued as or pursuant to (or issuable upon the conversion, exercise or exchange of any warrant, right or other security that is issued as or pursuant to) a dividend, stock split, combination or any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the securities referenced in clause (i) or (ii) (without giving effect to any election by the Company regarding settlement options upon conversion) above or this clause (iii) (provided, that this clause (iii) shall not be applicable if the Company consolidates or merges with or into any Person and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer (which may also include cash consideration) in a transaction that will constitute a Change in Control and the shares of Company Common Stock are delisted from NYSE). For the avoidance of doubt, Subject Securities shall not include any Other Securities.

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

“Take-Down Notice” shall have the meaning set forth in Section 5.02(b).

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes imposed by a Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” shall mean a report, return or other document (including any amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes.

“Third Party” shall mean a Person other than any member of the SLA Group or any of their respective Affiliates.

“Third Party Tender/Exchange Offer” shall have the meaning set forth in Section 4.02(a).

“Trading Day” shall have the meaning set forth in the Indenture.

“Transaction Agreements” shall have the meaning set forth in Section 3.01(c).

“Transactions” shall have the meaning set forth in Section 3.01(c).

“Trustee” shall mean The Bank of New York Mellon Trust Company, N.A.

“Underwritten Offering” shall mean a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public.

“U.S. Person” shall mean (a) a “U.S. person” as defined in Section 7701(a)(30) of the Code or (b) a “disregarded entity” (within the meaning of Treasury Regulations Section 301.7701-2(a)), if the person treated as the owner of such entity for U.S. federal income tax purposes is described in clause (a).

“Voting Stock” shall mean securities of any class or kind having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

Section 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, none of the Notes will have any right to vote or any right to receive any dividends or other distributions that are made or paid to the holders of the shares of Company Common Stock.

ARTICLE II

SALE AND PURCHASE OF THE NOTES

Section 2.01. Sale and Purchase of the Notes. Subject to the terms and conditions of this Agreement, at the Closing, occurring simultaneously with the execution of this Agreement, the Company is issuing and selling to each Purchaser, severally and not jointly, and such Purchaser is purchasing and acquiring from the Company, the applicable principal amount of the Notes listed opposite such Purchaser’s name on Schedule I hereto for a purchase price equal to the principal amount of such Notes (such price, the “Purchase Price”).

Section 2.02. Closing.

(a) The closing (the “Closing”) of the purchase and sale of the Notes hereunder is taking place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019 on the date hereof, simultaneously with the execution of this Agreement (such date is sometimes referred to herein as the “Closing Date”).

(b) To effect the purchase and sale of Notes, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i) The Company is executing and delivering, and has instructed the Trustee to execute and deliver, the Indenture. The Company is simultaneously delivering the fully executed Indenture to each Purchaser, against payment in full by or on behalf of each Purchaser of the applicable Purchase Price for the applicable portion of the Notes.

(ii) The Company is issuing and delivering to each Purchaser the applicable portion of the Notes, registered in the name of each Purchaser or through the facilities of The Depository Trust Company as elected by the Purchasers, against payment in full by or on behalf of such Purchaser of the applicable Purchase Price for the applicable portion of the Notes.

(iii) Each Purchaser is causing a wire transfer to be made in same day funds to an account of the Company designated in writing by the Company to the Purchasers in an amount equal to the Purchase Price for the Notes.

(iv) Each Purchaser is delivering to the Company a duly completed and executed IRS Form W-9.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company. Except as disclosed in the Company Reports filed with or furnished to the SEC and publicly available prior to the date hereof (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports, and any other disclosures included therein to the extent they are predictive or forward-looking in nature), the Company represents and warrants to the Purchasers, as of the date hereof, as follows:

(a) Existence and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement, and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Subsidiary of the Company that is a “significant subsidiary” (as defined in Rule 1.02(w) of the SEC’s Regulation S-X) has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.

(b) Capitalization. The authorized share capital of the Company consists of 600,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $100 per share, of the Company. As of July 31, 2019, there were (i) 166,555,706 shares of Company Common Stock (including 440,015 shares underlying certain Company restricted stock awards) issued and outstanding and no shares of preferred stock, par value $100 per share, of the Company issued and outstanding, (ii) options to purchase an aggregate of 5,022,602 shares of Company Common Stock issued and outstanding, (iii) 471,398 shares of Company Common Stock underlying the Company’s stock appreciation rights, (iv) 1,148,363 shares of Company Common Stock underlying the Company’s restricted stock unit awards, (v) 70,858 shares of Company Common Stock underlying the Company’s deferred stock unit awards, (vi) 35,277 shares of Company Common Stock underlying the Company’s delayed delivery units and (vii) 7,284,938 shares of Company Common Stock reserved for issuance under the Company’s employee or director employment, compensation and/or benefit plans, programs, policies, agreements or other arrangements. Other than any Other Securities, since July 31, 2019, (i) the Company has only issued options, restricted stock units, deferred stock unit awards or other rights to acquire shares of Company Common Stock in the ordinary course of business consistent with past practice and (ii) the only shares of capital stock issued by the Company were pursuant to outstanding options, restricted stock units, deferred stock unit awards and other rights to purchase shares of Company Common Stock. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as set forth above and except for any Other Securities, the Company has not issued any securities, the holders of which have the right to vote with the stockholders of Company on any matter. Except as provided in this Agreement, the Other Investment Agreement, the Notes, the Other Notes, the Indenture and the Other Indenture and except as set forth in or contemplated by this Section 3.01(b), there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock and there are no current outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock, in each case except for the Convertible Notes Purchase Agreement, dated the date hereof, by and between the Company and SLP IV Mustang Holdings II, L.P.

(c) Authorization. The execution, delivery and performance of this Agreement, the Indenture and the Notes (the “Transaction Agreements”) and the consummation of the transactions contemplated herein and therein (collectively, the “Transactions”) have been duly authorized by the Board of Directors and all other necessary corporate action on the part of the Company. Assuming this Agreement constitutes the valid and binding obligation of each Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”). On the Closing Date, the Indenture will be duly executed and delivered by the Company and, assuming the Indenture will be a valid and binding obligation of the Trustee, the Indenture will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(d) General Solicitation; No Integration. To the Company’s knowledge, other than with respect to the SLA Group and its Affiliates, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

(e) Valid Issuance. The Notes have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Notes will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to the limitation of such enforcement by the Enforceability Exceptions. The Company has available for issuance the maximum number of shares (including make-whole shares) of Company Common Stock initially issuable upon conversion of the Notes if such conversion were to occur immediately following Closing (assuming fully physical share settlement). The Company Common Stock to be issued upon conversion of the Notes in accordance with the terms of the Notes has been duly authorized, and when issued upon conversion of the Notes, all such Company Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights. As of the date hereof, the Company is a WKSI eligible to file a registration statement on Form S-3 under the Securities Act.

(f) Non-Contravention/No Consents. The execution, delivery and performance of the Transaction Documents, the issuance of the shares of Company Common Stock upon conversion of the Notes in accordance with their terms and the consummation by the Company of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the certificate of incorporation or bylaws of the Company, (ii) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement binding upon the Company or (iii) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations of each Purchaser set forth herein, other than (A) any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Company Common Stock upon the conversion of the Notes, (B) the filing of a Supplemental Listing Application with the NYSE, (C) any required filings pursuant to the Exchange Act or the rules of the SEC or the NYSE or (D) as have been obtained prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions (in each case other than the transactions contemplated by Article V), except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal year ended December 31, 2018, (B) its quarterly reports on Form 10-Q for its fiscal quarters ended March 30, 2019 and June 29, 2019, (C) its proxy statement relating to the annual meeting of the stockholders of the Company held in 2019 and (D) all other forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2018 (collectively, the “Company Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) Each of the consolidated balance sheets, and the related consolidated statements of income, changes in stockholders’ equity and cash flows, included in the Company Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto, and in the case of unaudited financial statements except for the absence of footnote disclosure, and (D) otherwise comply with the requirements of the SEC.

(h) Absence of Certain Changes. Since December 31, 2018 until the date hereof, (i) except as previously disclosed to any of the Purchasers and/or their counsel, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (ii) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(i) No Undisclosed Liabilities, etc. As of the date hereof, there are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on the face of the balance sheet, except (i) liabilities reflected or reserved against in the financial statements contained in the Company Reports, (ii) liabilities incurred since June 29, 2019 in the ordinary course of business and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Compliance with Applicable Law. Each of the Company and its Subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any federal, state or local governmental authority applicable to the Company or such Subsidiary, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(k) Legal Proceedings. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries (i) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) that challenge the validity of the Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries.

(l) Investment Company Act. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m) Taxes and Tax Returns. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) the Company and each of its Subsidiaries has timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all respects, and the Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Entity all Taxes that are required to be paid by it, except, in each case, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; and

(ii) there are no disputes pending, or claims asserted in writing, in respect of Taxes of the Company or any of its Subsidiaries for which reserves that are adequate under GAAP have not been established.

(n) Brokers and Finders. The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Purchasers would be required to pay.

Section 3.02. Representations and Warranties of Each Purchaser. Each Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company, as of the date hereof, as follows:

(a) Organization; Ownership. Such Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b) Authorization; Sufficient Funds; No Conflicts.

(i) Such Purchaser has full partnership power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by such Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary partnership action on behalf of such Purchaser. No other proceedings on the part of such Purchaser are necessary to authorize the execution, delivery and performance by such Purchaser of this Agreement and consummation of the Transaction. This Agreement has been duly and validly executed and delivered by such Purchaser. Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii) Such Purchaser has cash in immediately available funds or uncalled and unrestricted capital commitments in excess of the Purchase Price.

(iii) The execution, delivery and performance of this Agreement by such Purchaser, the consummation by such Purchaser of the Transactions and the compliance by such Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of such Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement binding upon such Purchaser or (C) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to such Purchaser or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions.

(c) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the Transactions, except for any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Company Common Stock upon the conversion of the Notes and any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions by such Purchaser.

(d) Securities Act Representations.

(i) Such Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the sale of the Notes is being made in reliance on a private placement exemption from registration under the Securities Act. Such Purchaser is acquiring the Notes (and any shares of Company Common Stock issuable upon conversion of the Notes) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Notes (or any shares of Company Common Stock issuable upon conversion of the Notes) in violation of the Securities Act. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Notes (and any shares of Company Common Stock issuable upon conversion of the Notes) and is capable of bearing the economic risks of such investment. Such Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(ii) Such Purchaser has no current intent or purpose to take any action that would be a violation of this Agreement.

(iii) Neither such Purchaser (or any of its Affiliates) is acting in concert, and neither such Purchaser (or any of its Affiliates) has any agreement or understanding, with any Person that is not an Affiliate of such Purchaser, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities.

(e) Brokers and Finders. Such Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

(f) Ownership of Shares. None of such Purchaser or its Affiliates Beneficially Own any shares of Company Common Stock (without giving effect to the issuance of the Notes hereunder) other than (i) any shares of Company Common Stock Beneficially Owned by managing directors, officers or other employees of the SLA Group in their respective individual capacities and (ii) any Other Securities.

(g) Purchaser Status. Such Purchaser is a U.S. Person.

(h) No Additional Representations.

(i) Such Purchaser acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, the Company makes no representation or warranty with respect to (A) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to such Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries, and such Purchaser has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement.

(ii) Such Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges such Purchaser has been provided with sufficient access for such purposes. Such Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, (i) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by such Purchaser as having been authorized by the Company, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to such Purchaser or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01 of this Agreement and in any certificate delivered by the Company pursuant to this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01. Taking of Necessary Action. Each of the parties hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale and purchase of the Notes hereunder, subject to the terms and conditions hereof and compliance with applicable law. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of the sale and purchase of the Notes, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and the sole expense of, the requesting party.

Section 4.02. Lock-Up; Non-Conversion.

(a) During the Lock-Up Period, notwithstanding any rights provided in Article V, each Purchaser shall not, without the Company’s prior written consent, directly or indirectly, (a) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, mortgage, hypothecation, gift, assignment or similar disposition of (any of the foregoing, a “transfer”), any of the Notes or any shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of any of the Notes (other than (i) any transfer to such Purchaser’s Affiliate that (1) is an entity organized or incorporated under the laws of the United States, any State thereof or the District of Columbia and is a U.S. Person and (2) executes and delivers to the Company a Joinder becoming a Purchaser party to this Agreement and the Confidentiality Agreement and a duly completed and executed IRS Form W-9, (ii) to the Company or any of its Subsidiaries, (iii) to a Third Party for cash solely to the extent that all of the net proceeds of such sale are solely used to satisfy a margin call (i.e. posted as collateral) or repay a Permitted Loan to the extent necessary to satisfy a bona fide margin call on such Permitted Loan or avoid a bona fide margin call on such Permitted Loan that is reasonably likely to occur (in each case through no fault of such Purchaser or any of its Affiliates) or (iv) the tender of any Company Common Stock into any tender or exchange offer made to all of the holders of Company Common Stock by a Third Party for a number of outstanding shares of Voting Stock that, if consummated, would result in a Change in Control solely to the extent that (x) the Board of Directors has recommended such tender or exchange offer in a Schedule 14D-9 under the Exchange Act or (y) such tender or exchange offer is either (I) a tender or exchange offer for less than all of the outstanding shares of Company Common Stock or (II) part of a two-step transaction and the consideration to be received in the second step of such transaction is not identical in the amount or form of consideration (or the election of the type of consideration available to holders of Company Common Stock is not identical in the second-step of such transaction) as the first step of such transaction (a “Third Party Tender/Exchange Offer”), the transfers contemplated by clauses (i) through (iv) are referred to herein as “Permitted Transfers”) (and any related conversion of Notes to the extent required to effect such tender or exchange) and any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company (for the avoidance of doubt, if such Third Party Tender/Exchange Offer does not close for any reason, the restrictions on transfer contained herein shall continue to apply to any Company Common Stock received pursuant to the conversion of any Notes that had previously been converted to participate in any such tender or exchange offer) or (b) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any Third Party, directly or indirectly, in whole or in part, any of the economic consequences of ownership of the Notes or any shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of any of the Notes (such actions in clauses (a) and (b), “Prohibited Transfers”). Following the Lock-Up Period, each Purchaser shall not transfer any of the Notes or any shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of the Notes to any of its Affiliates that (i) is not an entity organized or incorporated under the laws of the United States, any State thereof or the District of Columbia or is not a U.S. Person or (ii) did not execute and deliver to the Company a Joinder becoming a Purchaser party to this Agreement and the Confidentiality Agreement or did not deliver to the Company a duly completed and executed IRS Form W-9. Any purported Prohibited Transfer in violation of this Section 4.02 shall be null and void ab initio. Notwithstanding the foregoing, each Purchaser (or a controlled Affiliate of such Purchaser) shall be permitted to mortgage, hypothecate, and/or pledge the Notes and/or the shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of the Notes in respect of one or more bona fide purpose (margin) or bona fide non-purpose loans (each, a “Permitted Loan”). Any Permitted Loan entered into by such Purchaser or its controlled Affiliates shall be with one or more financial institutions and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise transfer the Notes and/or shares of Company Common Stock (including shares of Company Common Stock received upon conversion or repurchase by the Company of the Notes following foreclosure on a Permitted Loan) mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. Notwithstanding the foregoing or anything to the contrary herein, in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any affiliate of the foregoing exercises any rights or remedies in respect of the Notes or the shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of the Notes or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or affiliate of any of the foregoing (other than, for the avoidance of doubt, such Purchaser or any of its Affiliates) shall be entitled to any rights or have any obligations or be subject to any transfer restrictions or limitations hereunder (including, without limitation, the rights or benefits provided for in Section 4.06, Section 4.07) except and to the extent for those provided for in Article V.

(b) Notwithstanding anything in this Agreement or elsewhere to the contrary, any sale of Notes or Common Stock pursuant to Article V shall be subject to any applicable limitations set forth in this Section 4.02 and Article V but shall not be subject to any policies, procedures or limitations (other than any applicable federal securities laws and any other applicable laws) otherwise applicable to the SLA Affiliated Directors with respect to trading in the Company’s securities (other than as set forth in clause (i) of the definition of “Blackout Period”) and the Company acknowledges and agrees that such policies, procedures or limitations applicable to the SLA Affiliated Directors shall not be violated by any such transfer pursuant to Article V, other than any applicable federal securities laws and any other applicable laws.

(c) Notwithstanding anything in the Notes or in the Indenture to the contrary, during the Lock-Up Period, each Purchaser (including any Party that signs a Joinder) shall not, without the Company’s prior written consent, convert (or give notice of conversion of) any of the Notes, irrespective of whether permitted pursuant to the terms of the Notes or the Indenture, except in connection with a transfer of shares of Company Common Stock issuable upon conversion of such Notes pursuant to clauses (iii) or (iv) of the definition of “Permitted Transfer”. For the avoidance of doubt, notwithstanding anything in the Notes or in the Indenture to the contrary, the Company shall not be obligated to issue any shares of Company Common Stock to any Purchaser or any of its Affiliates during the Lock-Up Period pursuant to this Agreement, the Notes or the Indenture except as contemplated in the immediately preceding sentence.

(d) For the avoidance of doubt, the provisions of this Section 4.02 shall not be applicable to any Other Securities.

Section 4.03. Standstill.

(a) Each Purchaser agrees that, during the Standstill Period (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors not including any SLA Affiliated Directors), such Purchaser shall not, and shall cause each of its Affiliates and Associates (collectively and individually, the “Purchaser Affiliates,”) not to, directly or indirectly, in any manner, alone or in concert with others:

(i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company for the election of individuals to the Board of Directors or to approve stockholder proposals, or become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board of the Directors at any stockholder meeting, or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not such Purchaser’s Purchaser Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly permitted by this Agreement;

(iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities that would result in such Purchaser (together with such Purchaser’s Purchaser Affiliates), having Beneficial Ownership in more than 12.5% in the aggregate of the shares of the Company Common Stock outstanding at such time, excluding any issuance by the Company of shares of Company Common Stock or options, warrants or other rights to acquire Common Stock (or the exercise thereof) to any SLA Affiliated Director as compensation for their membership on the Board of Directors; provided that nothing herein will require any Notes, shares of Company Common Stock or Other Securities to be sold to the extent such Purchaser and such Purchaser’s Purchaser Affiliates, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or any other Company actions that reduces the number of outstanding shares of Company Common Stock. For the avoidance of doubt, this Section 4.03(a)(iii) shall not restrict conversion of the Notes or the Other Notes and shall not be violated by any conversion rate adjustment. For purposes of this Section 4.03(a)(iii), no securities Beneficially Owned by a portfolio company of such Purchaser or its Affiliates will be deemed to be Beneficially Owned by such Purchaser or any of its Affiliates only so long as (x) such portfolio company is not an Affiliate of such Purchaser for purposes of this

Agreement, (y) neither such Purchaser and nor any of its Purchaser Affiliates has encouraged, instructed, directed, assisted or advised such portfolio company with respect to the acquisition, voting or disposition of securities of the Company by the portfolio company and (z) neither such Purchaser or any of its Affiliates is a member of a group (as such term is defined in Section 13(l)(3) of the Exchange Act) with that portfolio company with respect to any securities of the Company;

(iv) transfer, directly or indirectly, through swap or hedging transactions or otherwise, the Notes or Company Common Stock Beneficially owned by such Purchaser or its Affiliates or any economic or voting rights decoupled from the underlying securities held by such Purchaser or its Affiliates to any Third Party that, to the knowledge of such Purchaser at the time it enters into such transaction, would result in such Third Party, together with its Affiliates and Associates, having Beneficial Ownership in the aggregate of more than 12.5% of the shares of Company Common Stock outstanding at such time; provided, that (x) such Purchaser or its Affiliates, as applicable shall provide written notice to the Company if it has actual knowledge at the time of such transaction that such transfer, directly or indirectly, through swap or hedging transactions or otherwise, of its Notes or Company Common Stock to any Third Party would result in such Third Party, together with its Affiliates and Associates, having Beneficial Ownership in the aggregate of more than 9.9% of the shares of Company Common Stock outstanding at such time and (y) nothing in this clause (iv) shall in any way prohibit, limit or restrict any transfer (A) pursuant to a Permitted Loan or any foreclosure thereunder, (B) pursuant to a Third Party Tender/Exchange Offer or pursuant to a merger, consolidation or similar transaction entered into by the Company, (C) in a bona fide underwritten public offering or in a broker transaction pursuant to Rule 144 (provided that, in relation to such Rule 144 offering, such Purchaser has not instructed or encouraged such broker to sell such Notes or Company Common Stock to a specific Third Party or class of Third Parties which would result in a violation of this clause (iv)), or (D) in a derivatives transaction entered into with, or purchased from, a bank, broker-dealer or other recognized derivatives dealer that is not a hedge fund or activist investor, or to the knowledge such Purchaser, an Affiliate of a hedge fund or activist investor;

(v) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme of arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or substantially all assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its Subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by such Purchaser or its Purchaser Affiliate of any securities of the Company into any Third Party Tender/Exchange Offer (and any related conversion of Notes to the extent required to effect such tender) or the vote by such Purchaser or its Purchaser Affiliate of any voting securities of the Company with respect to any Extraordinary Transaction;

(vi) (A) call or seek to call any meeting of stockholders of the Company, including by written consent, (B) seek representation on the Board of Directors, except as expressly set forth herein, (C) seek the removal of any member of the Board of Directors (other than an SLA Affiliated Director in accordance with Section 4.07), (D) solicit consents from stockholders or otherwise act or seek to act by written consent with respect to the Company, (E) conduct a referendum of stockholders of the Company or (F) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

(vii) take any action in support of or make any proposal or request that constitutes: (A) controlling or changing the Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board of Directors, (B) any material change in the capitalization or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii) make statements reasonably expected to disparage or cause to be disparaged the Company or its Subsidiaries or any of its current or former officers or directors in a manner reasonably expected to cause harm to such person and using a means of communication that is reasonably expected to be and results in a broad dissemination of such remarks (provided such Purchaser or its applicable Affiliates shall have an opportunity to publicly cure any such statement within two (2) Business Days after being informed by the Company that such Purchaser or its Affiliates have breached this clause (viii));

(ix) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board of Directors, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(x) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing; or

(xi) request, directly or indirectly, any amendment, modification or waiver of this Section 4.03 (including this clause (xi)).

(b) The foregoing provisions of Section 4.03(a) shall not be deemed to prohibit a Purchaser or any of its Purchaser Affiliates or their respective directors, executive officers, partners, employees or managing members or agents (acting in such capacity) from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications; provided that no such person may request, directly or indirectly, any amendment, modification or waiver of this Section 4.03 (including Section 4.03(a)(xi) and this Section 4.03(b)).

(c) Nothing in this Section 4.03 shall limit any actions that may be taken by any SLA Affiliated Director acting solely as a director of the Company consistent with his fiduciary duties as a director of the Company.

(d) Notwithstanding anything in this Section 4.03 to the contrary, if (i) the Company enters into a definitive agreement providing for a transaction that, if consummated, would result in a Change in Control and provides for all-cash consideration to the holders of Company Common Stock and (ii) the Company had not, reasonably prior to entering into such definitive agreement, provided the Purchasers with a written notice inviting the Purchaser Affiliates to make one or more proposals or offers to effect a transaction that would result in Change in Control, then after the announcement of such transaction and prior to the earlier of any termination of such definitive agreement or Company stockholder approval of such definitive agreement, nothing in this Section 4.03 will prevent the Purchaser Affiliates (A) from submitting to the Board of Directors one or more bona fide proposals or offers for an alternative transaction involving, directly or indirectly, one or more Purchaser Affiliates, (B) pursuing and entering into any such alternative transaction with the Company and (C) taking any actions in furtherance of the foregoing, including actions relating to obtaining equity and/or debt financing for the alternative transaction as long as (x) any proposal or offer is conditioned on the proposed transaction being approved by the Board of Directors and (y) the Purchaser Affiliates do not make any public announcement or disclosure of such proposal, offer or actions other than any filings and disclosures that may be required in filings with the SEC.

Section 4.04. Securities Laws. Each Purchaser acknowledges and agrees that, as of the Closing Date, the Notes (and the shares of Company Common Stock that are issuable upon conversion or repurchase by the Company of the Notes) have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available. Each Purchaser acknowledges that, except as provided in Article V with respect to shares of Company Common Stock and the Notes, such Purchaser has no right to require the Company or any of its Subsidiaries to register the Notes or the shares of Company Common Stock that are issuable upon conversion or repurchase by the Company of the Notes.

Section 4.05. Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate or, at the Company’s option, a share ownership statement representing such securities for an equivalent number of shares or another security of like tenor, as the case may be.

Section 4.06. Antitrust Approval. The Company and the Purchasers acknowledge that one or more filings under the HSR Act or foreign antitrust laws may be necessary in connection with the issuance of shares of Company Common Stock upon conversion or repurchase by the Company of the Notes. Each Purchaser will promptly notify the Company if any such filing is required on the part of such Purchaser. To the extent reasonably requested, the Company, such Purchaser and any other applicable Purchaser Affiliate will use reasonable efforts to cooperate in timely making or causing to be made all applications and filings under the HSR Act or any foreign antitrust requirements in connection with the issuance of shares of Company Common Stock upon conversion or repurchase by the Company of Notes held by such Purchaser or any Purchaser Affiliate in a timely manner and as required by the law of the applicable jurisdiction; provided that, notwithstanding in this Agreement to the contrary, the Company shall not have any responsibility or liability for failure of such Purchaser or any of its Affiliates to comply with any applicable law. For as long as there are Notes outstanding and owned by a Purchaser or its Affiliates, the Company shall as promptly as reasonably practicable provide (no more than four (4) times per calendar year) such information regarding the Company and its Subsidiaries as the Purchasers may reasonably request in order to determine what foreign antitrust requirements may exist with respect to any potential conversion of the Notes. Except as provided in Section 6.06, each Purchaser shall be responsible for the payment of the filing fees associated with any such applications or filings.

Section 4.07. Board Nomination Rights.

(a) Effective upon the Closing, Egon Durban shall be deemed to be the initial Purchaser Designee. The Company agrees that Purchaser 1 shall have the right to nominate at each meeting or action by written consent at which individuals will be elected members of the Board of Directors a number of nominees of Purchaser 1 equal to the product of: (x) the percentage of the outstanding Common Stock Beneficially Owned by the Purchasers and their Affiliates as of the close of business on the tenth Business Day preceding the filing with the SEC of the Company’s proxy statement or information statement for such director election multiplied by (y) the number of directors comprising the Board of Directors; provided, however, except as provided in the following parenthetical, that such product shall be rounded to the nearest whole number of directors following such election (for the avoidance of doubt, Purchaser 1 shall have a right to nominate a member to the Board of Directors if and only so long as the Purchasers and their Affiliates do not collectively fall below the Minimum Ownership Threshold (as defined below) at any point in time, such that Purchaser 1 shall have the right to at least one nominee as long as it owns the Minimum Ownership Threshold). Notwithstanding the foregoing, Purchaser 1 shall (A) not have a right to nominate any member to the Board of Directors from and after such time as the Purchasers and their Affiliates collectively Beneficially Own less than 50% of the number of outstanding shares of Company Common Stock Beneficially Owned by the Purchasers and their Affiliates collectively immediately following the Closing (as equitably adjusted for any stock split, reverse stock split, recapitalization or similar event with respect to the Company Common Stock) (the “Minimum Ownership Threshold”), and (B) in no event have the right to nominate more than two (2) directors.

(b) Subject to the terms and conditions of this Section 4.07 and applicable law, the Company agrees to include the Purchaser Designee Purchaser 1 is entitled to nominate pursuant to Section 4.07(a) in its slate of nominees for election as directors of the Company at each of the Company’s meetings of stockholders or action by written consent at which directors are to be elected and use its reasonable efforts to cause the election of such Purchaser Designee to the Board of Directors (for the avoidance of doubt, the Company will be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or action by written consent). For the avoidance of doubt, failure of the stockholders of the Company to elect any Purchaser Designee to the Board of Directors shall not affect the right of Purchaser 1 to nominate directors for election pursuant to this Section 4.07 in any future election of directors.

(c) Each Purchaser Designee must be (x) Egon Durban or Greg Mondre or (y) a managing director (or, solely in the event there has been a Director Policy Change, a director) of Silver Lake Alpine Management Company, L.L.C. that is reasonably acceptable to the Board of Directors and who meets in all material respects all of the requirements of a director of the Company described in this Section 4.07. As a condition to any Purchaser Designee’s appointment to the Board of Directors and nomination for election as a director of the Company at the Company’s annual meetings of stockholders (A) Purchaser 1 and the Purchaser Designee must in all material respects provide to the Company (1) all information reasonably requested by the Company that is required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business and (2) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business, with respect to the Purchasers, their Affiliates and the applicable Purchaser Designees, (B) the Purchaser Designee must be qualified to serve as a director of the Company under the DGCL to the same extent as all other directors of the Company and (C) the Purchaser Designee must satisfy the requirements set forth in the Company’s Board Governance Guidelines, the Company’s principles of conduct for members of the Board of Directors, securities trading policy (subject to Section 4.02) and code of business conduct, in each case as currently in effect (the “Specified Guidelines”) with such changes thereto (or such successor policies) as are applicable to all other directors and as are consistent with clause (d) below (for the avoidance of doubt, the Purchaser Designee shall not be required to qualify as an independent director under applicable stock exchange rules and federal securities laws and regulations). The Company will make all information requests pursuant to this Section 4.07(c) in good faith in a timely manner that allows Purchaser 1 and the Purchaser Designee a reasonable amount of time to provide such information, and will cooperate in good faith with Purchaser 1 and the Purchaser Designee in connection with their efforts to provide the requested information. Any other SLA Affiliated Director nominated by the Company shall be subject to the same requirements as described in this Section 4.07(c).

(d) The Purchasers acknowledge that at all times while serving as a member of the Board of Directors, each SLA Affiliated Director will be required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-executive members of the Board of Directors that (x) are included in the Specified Guidelines as currently in effect with such changes (or such successor policies) as are applicable to all other directors and as are not targeted towards, and are not disproportionately applicable to, the SLA Affiliated Directors, or (y) relate to the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board of Directors or committees of the Board of Directors to the extent not disclosed publicly by the Company (subject to the terms of the Confidentiality Agreement). Notwithstanding the foregoing, (i) under no circumstances will such policies, procedures, processes, codes, rules, standards and guidelines be violated by the Purchaser Designees (x) receiving compensation from the Purchasers or any of their Affiliates or (y) failing to notify an officer or director of the Company prior to accepting an invitation to serve on another board of directors and (ii) if such Specified Guidelines are changed in a manner that results in a Purchaser Designee no longer satisfying the Specified Guidelines in all material respects (any such changes to the Specified Guidelines, a “Director Policy Change”), then Purchaser 1 agrees that it shall not nominate such Purchaser Designee at the next meeting of stockholders of the Company at which the stockholders of the Company elect the Board of Directors. The Company acknowledges and agrees that any share ownership requirement for the Purchaser Designees serving on the Board of Directors will be deemed satisfied by the securities owned by the Purchasers and/or their Affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the Purchasers’ or their Affiliates’ transfers of securities pursuant to Article V (except as otherwise provided herein with respect to Blackout Periods).

(e) For so long as an SLA Affiliated Director is on the Board of Directors, the Company shall not implement or maintain any trading policy or similar guideline or policy with respect to the trading of securities of the Company that is targeted at the Purchasers or their Affiliates (including a policy that limits, prohibits, restricts the Purchasers or their Affiliates from entering into any hedging or derivative arrangements), in each case other than (i) with respect to any SLA Affiliated Director, (ii) with respect to the trading of securities of the Company while in possession of material non-public information concerning the Company or its Subsidiaries, (iii) with respect to compliance with applicable federal securities or other laws, and/or (iv) with respect to compliance with the terms of this Agreement or the Confidentiality Agreement.

(f) Subject to the terms and conditions of this Section 4.07, if a vacancy on the Board of Directors is created as a result of a Purchaser Designee’s death, resignation, disqualification or removal, or if Purchaser 1 desires to nominate a different individual to replace any then-existing Purchaser Designee, then, at the request of Purchaser 1, Purchaser 1 and the Company (acting through the Board of Directors) shall work together in good faith to fill such vacancy or replace such nominee as promptly as reasonably practical with a replacement Purchaser Designee subject to the terms and conditions hereof, and thereafter such individual shall as promptly as reasonably practical be appointed to the Board of Directors to fill such vacancy and/or be nominated as a Company nominee as a “Purchaser Designee” pursuant to this Section 4.07 (as applicable).

(g) The Company’s obligations under this Section 4.07 with respect to any Purchaser Designee shall terminate and Purchaser 1 shall have no designation or nomination rights hereunder with respect to such Purchaser Designee if (i) the Company consolidates or merges with or into any Person and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer and/or cash in a transaction that will constitute a Change in Control and the shares of Company Common Stock are delisted from NYSE, in which case the Purchaser Designee shall deliver his written resignation to the Board of Directors effective as of immediately prior to the effectiveness of such Change in Control, or (ii) (A) the Purchasers and the Purchaser Affiliates, collectively, cease to Beneficially Own the Minimum Ownership Threshold or (B) any of the Purchasers or any Purchaser Affiliate, including any Purchaser Designee is in material breach of any of Sections 4.02, 4.03 or 4.08 or discloses Confidential Information to a Third Party in material breach of the terms and conditions of the Confidentiality Agreement, and in either such case the Purchaser Designee shall promptly offer to resign from the Board of Directors (and, if requested by the Company, promptly deliver his written resignation to the Board of Directors (which shall provide for his immediate resignation), it being understood that it shall be in the Board of Directors’ sole discretion whether to accept or reject such resignation). If any Purchaser Designee ceases to satisfy in all material respects the conditions and obligations set forth in clauses (c) through (d) of this Section 4.07 (other than due to a Director Policy Change, which shall be governed by Section 4.07(d)), the Company may notify the Purchasers thereof and promptly following such notification, (x) such Purchaser Designee shall promptly offer to resign from the Board of Directors (and, if requested by the Company, promptly deliver his written resignation to the Board of Directors (which shall provide for his immediate resignation), it being understood that it shall be in the Board of Directors’ sole discretion whether to accept or reject such resignation) and (y) Purchaser 1 shall be entitled to fill the vacancy created thereby in accordance with Section 4.07(f). The Purchasers agree to cause, and agree to cause their respective Affiliates to cause, any Purchaser Designee to resign from the Board of Directors if the applicable Purchaser Designee fails to resign if and when requested pursuant to this clause (g).

(h) If there are two SLA Affiliated Directors serving on the Board of Directors, without limiting the other provisions of this Section 4.07, if (i) the Purchasers and their Affiliates cease to collectively Beneficially Own at least 75% of the number of outstanding shares of Company Common Stock Beneficially Owned by the Purchasers and their Affiliates collectively immediately following the Closing (as equitably adjusted for any stock split, reverse stock split, recapitalization or similar event with respect to the Company Common Stock, (ii) the SLA Affiliated Director (other than the Purchaser Designee) ceases to satisfy in all material respects the conditions and obligations set forth in clauses (c) through

(d) of this Section 4.07 or (iii) eighteen (18) months have elapsed following the Closing Date, then, in any such case, the Company may (in its sole discretion) request the resignation of the SLA Affiliated Director (other than the Purchaser Designee so long as there is only one Purchaser Designee serving on the Board of Directors at such time) promptly following such request, such SLA Affiliated Director shall promptly offer to resign from the Board of Directors (and, if requested by the Company, promptly deliver his written resignation to the Board of Directors (which shall provide for his immediate resignation), it being understood that it shall be in the Board of Directors’ sole discretion whether to accept or reject such resignation). The Purchasers agree to cause, and agree to cause their respective Affiliates to cause, any SLA Affiliated Director to resign from the Board of Directors if the applicable SLA Affiliated Director fails to resign if and when requested pursuant to this clause (h).

(i) For the avoidance of doubt, notwithstanding anything in this Agreement or the Notes to the contrary, transferees of the Notes and/or the shares of Company Common Stock (other than Affiliates of the Purchaser who sign a Joinder) shall not have any rights pursuant to this Section 4.07.

Section 4.08. Voting. For so long as any Purchaser or any Purchaser Affiliate Beneficially Owns any shares of Company Common Stock (for all purposes of this Section 4.08, which shares of Company Common Stock have been issued upon conversion or repurchase by the Company of any of the Notes):

(a) Each Purchaser shall take such action (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) at each meeting of the stockholders of the Company as may be required so that all shares of issued and outstanding Company Common Stock Beneficially Owned, directly or indirectly, by it and/or by any Purchaser Affiliate are voted in the same manner (“for,” “against,” “withheld,” “abstain” or otherwise) as recommended by the Board of Directors to the other holders of Company Common Stock (including with respect to director elections).

(b) Each Purchaser shall, and shall (to the extent necessary to comply with this Section 4.08) cause its Purchaser Affiliates to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of issued and outstanding Company Common Stock Beneficially Owned by it or them from time to time may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 4.08(a) at such meetings (including at any adjournments or postponements thereof). The foregoing provision shall also apply to the execution by such persons of any written consent in lieu of a meeting of holders of shares of Company Common Stock.

Section 4.09. Financing Cooperation. If requested by a Purchaser, the Company will provide the following cooperation in connection with such Purchaser obtaining any Permitted Loan: (i) using reasonable efforts to facilitate deposit of the Notes in book-entry-only form at The Depository Trust Company as contemplated by the Indenture and (ii) entering into an issuer agreement (an “Issuer Agreement”) with each lender in the form attached hereto as Exhibit D. Anything in the preceding sentence to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement is conditioned on (i) such Purchaser delivering to the Company a copy of the Permitted Loan to which the Issuer Agreement relates and (ii) such Purchaser certifying to the Company in writing that (A) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, such Purchaser has pledged the Notes and/or the underlying shares of Common Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the registration rights under Article V are being assigned to the lenders under that Permitted Loan, (C) that an Event of Default (as defined in the Issuer Agreement) constitutes the circumstances under which the lenders under the Permitted Loan may foreclose on the Notes and/or the underlying shares of Company Common Stock and a Coverage Event constitutes circumstances under which such Purchaser may sell the Notes and/or the underlying shares of Company Common Stock in order to satisfy a margin call or repay a Permitted Loan, in each case to the extent necessary to satisfy a bona fide margin call on such Permitted Loan and that such provisions do not violate the terms of the Investment Agreement and (D) such Purchaser acknowledges and agrees that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement. Each Purchaser acknowledges and agrees that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and such Purchaser under this Agreement such Purchaser shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

Section 4.10. Certain Tax Matters. Notwithstanding anything herein to the contrary, the Company shall have the right to deduct and withhold from any payment or distribution made with respect to the Notes (or the issuance of shares of Company Common Stock upon conversion or repurchase by the Company of the Notes) such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or issuance) under any applicable Tax law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Entity on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) on any Notes, the Company shall be entitled to offset any such amounts against any amounts otherwise payable in respect of such Notes (or the issuance of shares of Company Common Stock upon conversion or repurchase by the Company of the Notes).

Section 4.11. Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction that may result in a Purchaser, its Affiliates and/or the SLA Affiliated Directors being deemed to have made a disposition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if any of the SLA Affiliated Directors is serving on the Board of Directors at such time or has served on the Board of Directors during the preceding six months (i) the Board of Directors will pre-approve such disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting such Purchaser’s, its Affiliates’ and the SLA Affiliated Directors’ interests (to the extent such Purchaser or its Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-

3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Company Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition by such Purchaser, such Purchaser’s Affiliates, and/or the SLA Affiliated Directors of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or Associate or other designee of such Purchaser or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of such Purchaser’s, its Affiliates’ and the SLA Affiliated Directors’ (for such Purchaser and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 4.12. D&O Indemnification / Insurance Priority Matters. The Company acknowledges and agrees that any SLA Affiliated Directors who are partners, members, employees, or consultants of any member of the SLA Group may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable member of the SLA Group (collectively, the “SLA Indemnitors”). The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Company’s certificate of incorporation and/or bylaws to any SLA Affiliated Director in his or her capacity as a director of the Company or any of its subsidiaries (such that the Company’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the SLA Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) the certificate of incorporation and/or bylaws of the Company as in effect from time to time and/or (ii) such other agreement, if any, between the Company and such indemnitees, without regard to any rights such indemnitees may have against the SLA Indemnitors. No advancement or payment by the SLA Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company in their capacities as directors shall affect the foregoing and the SLA Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company.

Section 4.13. Conversion Price Matters. The Conversion Price on the Closing date will equal $203.50 and the Conversion Rate shall be 4.9140 (the “Initial Conversion Rate”).

Section 4.14. Other Matters. Each Purchaser agrees that (i) except in the case of a foreclosure under a Permitted Loan pursuant to which the lender thereunder is obligated to exchange the foreclosed interest in the SLA Global Security for a Security other than the SLA Global Security, such Purchaser and its Affiliates will only transfer their interests in the SLA Global Security to a Third Party if such Person receives such transferred interest in a Global

Security other than the SLA Global Security and (ii) such Purchaser and its Affiliates may only transfer an interest in the SLA Global Security to an Affiliate of such Purchaser if such Affiliate continues to hold such transferred interest in the Security and not any other Global Security.

ARTICLE V

REGISTRATION RIGHTS

Section 5.01. Registration Statement.

(a) As soon as reasonably practicable after the issuance of the Notes, the Company will use reasonable efforts to prepare and file and use reasonable efforts to cause to be declared effective or otherwise become effective pursuant to the Securities Act in each case no later than February 29, 2020 a Registration Statement or post-effective amendment to an existing Registration Statement in order to provide for resales of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (subject to the availability of a Registration Statement on Form S-3 or any successor form thereto), which Registration Statement will (except to the extent the SEC objects in written comments upon the SEC’s review of such Registration Statement) include the Plan of Distribution. In addition, the Company will from time to time use reasonable efforts to file such additional Registration Statements to cover resales of any Registrable Securities that are not registered for resale pursuant to a pre-existing Registration Statement and will use its reasonable efforts to cause such Registration Statement to be declared effective or otherwise to become effective under the Securities Act and will use its reasonable efforts to keep the Registration Statement continuously effective under the Securities Act at all times until the Registration Termination Date (in each case subject to the availability of a Registration Statement on Form S-3 or any successor form thereto). Any Registration Statement filed pursuant to this Article V shall cover only Registrable Securities, shall be on Form S-3 (or a successor form) if the Company is eligible to use such form and shall be an automatically effective Registration Statement if the Company is a WKSI.

(b) Subject to the provisions of Section 5.02 and further subject to the availability of a Registration Statement on Form S-3 (or any successor form thereto) to the Company pursuant to the Securities Act and the rules and interpretations of the SEC, the Company will use its reasonable efforts to keep the Registration Statement (or any replacement Registration Statement) continuously effective until the earlier of (such earlier date, the “Registration Termination Date”): (i) the date on which all Registrable Securities covered by the Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Registration Statement, (ii) there otherwise cease to be any Registrable Securities, (iii) if the Company consolidates or merges with or into any Person and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer and/or cash in a transaction that will constitute a Change in Control and the shares of Company Common Stock are delisted from NYSE and (iv) the seventh (7th) anniversary of the Closing Date.

(c) From and after the date hereof until the Registration Termination Date, the Company shall use its reasonable efforts to maintain eligibility to be able to file and use a Registration Statement on Form S-3 (or any successor form thereto). Notwithstanding anything herein to the contrary, during such period of time from and after February 29, 2020 that the Company ceases to be eligible to file or use a Registration Statement on Form S-3 (or any successor form thereto), upon the written request of any holder or holders of Registrable Securities, the Company shall use its reasonable efforts to file a Registration Statement on Form S-1 (or any successor form) under the Securities Act covering the Registrable Securities of the requesting party or parties, as applicable, and use reasonable efforts to cause such Registration Statement to be declared effective pursuant to the Securities Act as soon as reasonably practicable after filing thereof. Each such written request must specify the amount and intended manner of disposition of such Registrable Securities; provided, that the minimum amount of such Registrable Securities shall be $200,000,000. Any Registration Statement required to be filed pursuant to this Section 5.01(c) shall not be required to cover Registrable Securities to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The obligations of the Company under this Section 5.01(c) shall not impact the obligations of the Company under Section 5.01(a) which shall continue to be in force.

Section 5.02. Registration Limitations and Obligations.

(a) Subject to Section 5.01, the Company will use reasonable efforts to prepare such supplements or amendments (including a post-effective amendment), if required by applicable law, to each applicable Registration Statement and file any other required document so that such Registration Statement will be Available at all times during the period for which such Registration Statement is, or is required pursuant to this Agreement to be, effective; provided, that no such supplement, amendment or filing will be required during a Black-Out Period. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Registration Statement during any Blackout Period; provided, if either of the Purchasers and/or any of their respective Affiliates is or are the only party or parties with rights under this Article V and an SLA Affiliated Director is serving on the Board of Directors, then no notice shall be required for a Blackout Period described in clause (i) of the definition thereof and all holders of Registrable Securities shall be deemed to have knowledge of such Blackout Period; provided, further, for purposes of this Section 5.02, the Company shall only be obligated to provide written notice to any holder or Beneficial Owner of Registrable Securities of any such Blackout Period if such holder or Beneficial Owner has specified in writing to the Company for purposes of receiving such notice such holder’s or Beneficial Owner’s address, contact and fax number information. No sales may made under the applicable Registration Statement during any Blackout Period (with respect to clause (ii) of the definition thereof, of which the holders of Registrable Securities have or are deemed to have received notice). In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall (x) deliver to the holders of Registrable Securities a certificate signed by the chief executive officer, chief financial officer, general counsel or treasurer of the Company confirming that the conditions described in clause (ii) of the definition of Blackout Period are met, which certificate shall contain an approximation of the anticipated delay, and (y) notify each holder of Registrable Securities promptly upon each of the commencement and the termination of each Blackout Period, which notice of termination shall be delivered to each holder of Registrable Securities no later than the close of business of the last day of the Blackout Period. In connection with the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company to the extent necessary and as required by applicable law shall as promptly as reasonably practicable prepare supplements or amendments, including a post-effective amendment, to the Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that the Registration Statement will be Available. A Blackout Period described in clause (ii) of the definition thereof shall be deemed to have expired when the Company has notified the holders of Registrable Securities that the Blackout Period is over and the Registration Statement is Available. Notwithstanding anything in this Agreement to the contrary, the absence of an Available Registration Statement at any time from and after February 29, 2020 shall be considered a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein, except to the extent such absence occurs during (and does not extend beyond) a Blackout Period described in clause (i) of the definition thereof. For avoidance of doubt, upon expiration of a Blackout Period described in clause (i) of the definition thereof, any additional duration of a Blackout Period will be deemed to a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein.

(b) At any time that a Registration Statement is effective and prior to the Registration Termination Date, if a holder of Registrable Securities delivers a notice to the Company (a “Take-Down Notice”) stating that it, together with the parties to this Agreement and the Other Investment Agreement (if applicable), intend to sell at least $100,000,000 in aggregate of Registrable Securities and/or Other Registrable Securities held by such holder and the parties to this Agreement and the Other Investment Agreement (if applicable) (provided that, if the Purchasers and their Affiliates do not collectively own at least $100,000,000 of Registrable Securities, they shall be permitted to deliver a Take-Down Notice to sell all of the Registrable Securities held by them (but such amount may not in any case be less than $25,000,000 collectively of Registrable Securities), in each case, pursuant to the Registration Statement and any registration statement covering the Other Registrable Securities (if applicable), then, the Company shall amend or supplement the Registration Statement as may be necessary and to the extent required by law so that the Registration Statement remains Available in order to enable such Registrable Securities to be distributed in an Underwritten Offering. In connection with any Underwritten Offering of Registrable Securities for which a holder delivers a Take-Down Notice and satisfies the dollar thresholds set forth in first sentence above, and where the Take-Down Notice contemplates marketing efforts not to exceed twenty-four (24) hours by the Company and the underwriters, the Company will use reasonable efforts to cooperate and make its senior officers available for participation in such marketing efforts (which marketing efforts will not, for the avoidance of doubt, include a “road show” requiring such officers to travel outside of the city in which they are primarily located). The holder of Registrable Securities that delivered the applicable Take-Down Notice shall select the underwriter(s) for each Underwritten Offering; provided that the managing underwriter(s) (if there is only one underwriter, such underwriter shall be deemed to be the managing underwriter) shall be reasonably acceptable to the Company. The Company shall select the counsel for the managing underwriter(s); provided that such counsel shall be reasonably acceptable to the underwriter(s) and the holder of Registrable Securities that delivered the applicable Take-Down Notice. Such holder shall determine the pricing of the Registrable Securities offered pursuant to any such Registration Statement, including the underwriting discount and fees payable by such holder to the underwriters in such Underwritten Offering. Such holder shall reasonably determine the timing of any such registration and sale. Such holder shall determine the applicable underwriting discount and other financial terms, and such holder of the Registrable Securities sold in the Underwritten Offering shall be solely responsible for all such discounts and fees payable to such underwriters in such Underwritten Offering. Without the consent of the applicable holder of Registrable Securities subject to an Underwritten Offering, no Underwritten Offering pursuant to this Agreement shall include any securities other than Registrable Securities and any Other Registrable Securities to be sold pursuant to Article V of the Other Investment Agreement.

(c) Notwithstanding anything herein to the contrary, (i) if holders of Registrable Securities engage or propose to engage in a “distribution” (as defined in Regulation M under the Exchange Act) of Registrable Securities, such holders shall discuss the timing of such distribution with the Company reasonably prior to commencing such distribution, and (ii) such distribution (together with any distribution of Other Registrable Securities pursuant to Article V of the Other Investment Agreement) must not be for less than $100,000,000 of Registrable Securities held by such holders (provided that, if collectively the Purchasers and their Affiliates do not own at least $100,000,000 of Registrable Securities, they shall be permitted to engage in such distribution with respect to all of the Registrable Securities held by them (for so long as they hold collectively at least $25,000,000 of Registrable Securities)).

(d) In connection with a distribution of Registrable Securities in which the holders of Registrable Securities and Other Registrable Securities are selling an aggregate of at least $200,000,000 of Registrable Securities and/or Other Registrable Securities, the Company shall, to be extent requested by managing underwriter(s) of such a distribution, be subject to a restricted period of the same length of time as such holder agrees with the managing underwriter(s) (but not to exceed 90 days) during which the Company may not offer, sell or grant any option to purchase Company Common Stock (in the case of an offering of Company Common Stock or securities convertible or exchangeable for Company Common Stock) and any debt securities (in the case of an offering of debt securities) of the Company, subject to customary carve-outs that include, but are not limited to, (i) issuances pursuant to the Company’s employee or director stock plans and issuances of shares upon the exercise of options or other equity awards under such stock plans and (ii) in connection with acquisitions, joint ventures and other strategic transactions (subject to, in the case of this clause (ii), a limit not to exceed 5% of the Company’s then outstanding Company Common Stock).

Section 5.03. Registration Procedures.

(a) If and whenever the Company is required to use reasonable efforts to effect the registration of any Registrable Securities under the Securities Act and in connection with any distribution of Registered Securities pursuant thereto as provided in this Agreement (including any sale referred to in any Take-Down Notice), the Company shall as promptly as reasonably practicable, subject to the other provisions of this Agreement:

(i) use reasonable efforts to prepare and file with the SEC a Registration Statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable efforts to cause such Registration Statement to become and remain effective pursuant to the terms of this Article V; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the Registration Statement relating thereto; provided, further, that before filing such registration statement or any amendments or supplements thereto, including any prospectus supplements in connection with a sale referred to in a Take-Down Notice, the Company will furnish to the holders which are including Registrable Securities in such registration (“Selling Holders”) and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of the counsel (if any) to such holders and counsel (if any) to such underwriter(s), and other documents reasonably requested by any such counsel, including any comment letter from the SEC, and, if requested by any such counsel, provide such counsel and the lead managing underwriter(s), if any, reasonable opportunity to participate in the preparation of such Registration Statement and each prospectus (including any prospectus supplement) included or deemed included therein and such other opportunities to conduct a customary and reasonable due diligence investigation (in the context of a registered underwritten offering) of the Company, including reasonable access to (including responses to any reasonable inquiries by the lead managing underwriter(s) and their counsel) the Company’s books and records, officers, accountants and other advisors;

(ii) at or before any Registration Statement is declared or otherwise becomes effective, qualify the Indenture under the Trust Indenture Act of 1939, as amended, and appoint a new trustee under the Indenture to the extent such qualification requires the appointment of a new trustee thereunder;

(iii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary and to the extent required by applicable law to keep such Registration Statement effective and Available pursuant to the terms of this Article V;

(iv) if requested by the lead managing underwriter(s), promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 5.03(a)(iv) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(v) furnish to the Selling Holders and each underwriter, if any, of the securities being sold by such Selling Holders such number of conformed copies of such Registration Statement and of each amendment and supplement thereto, such number of copies of the prospectus and any prospectus supplement contained in or deemed part of such Registration Statement (including each preliminary prospectus supplement) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holders and underwriter(s), if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holders;

(vi) use reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(vii) use reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii) as promptly as practicable notify in writing the holders of Registrable Securities and the underwriters, if any, of the following events: (A) the filing of the Registration Statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to such Registration Statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the SEC or any other U.S. or state governmental authority for amendments or supplements to such Registration Statement or the prospectus or for additional information; (C) the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings by any person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any agreement (including any underwriting agreement) related to such registration cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ix) use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (viii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(x) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.; and

(xi) prior to any public offering of Registrable Securities, use reasonable efforts to register or qualify or cooperate with the Selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the applicable state securities or “blue sky” laws of those jurisdictions within the United States as any holder reasonably requests in writing to keep each such registration or qualification (or exemption therefrom) effective until the Registration Termination Date; provided, that the Company will not be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xii) use reasonable efforts to cooperate with the holders to facilitate the timely preparation and delivery of certificates or book-entry securities representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statements, which certificates or book-entry securities shall be free, to the extent permitted by the Indenture and applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such holders may request in writing; and in connection therewith, if required by the Company’s transfer agent, the Company will promptly after the effectiveness of the Registration Statement cause to be delivered to its transfer agent when and as required by such transfer agent from time to time, any authorizations, certificates, directions and other evidence required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the Registration Statement; and

(xiii) agrees with each holder of Registrable Securities that, in connection with any Underwritten Offering or other resale pursuant to the Registration Statement in accordance with the terms hereof, it will use reasonable efforts to negotiate in good faith and execute all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements (in each case on terms reasonably acceptable to the Company), including using reasonable efforts to procure customary legal opinions and auditor “comfort” letters.

(b) The Company may require each Selling Holder and each underwriter, if any, to (i) furnish the Company in writing such information regarding each Selling Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such Registration Statement and/or any other documents relating to such registered offering, and (ii) execute and deliver, or cause the execution or delivery of, and to perform under, or cause the performance under, any agreements and instruments reasonably requested by the Company to effectuate such registered offering, including, without limitation, opinions of counsel and questionnaires. If the Company requests that the holders of Registrable Securities take any of the actions referred to in this Section 5.03(b), such holders shall take such action promptly and as soon as practicable following the date of such request.

(c) Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 5.03(a)(viii), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable Registration Statement and prospectus relating thereto until such Selling Holder is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus. The Company shall use reasonable efforts to cure the events described in clauses (B), (C), (D), (E) and (F) of Section 5.03(a)(viii) so that the use of the applicable prospectus may be resumed at the earliest reasonably practicable moment.

Section 5.04. Expenses. The Company shall pay all Registration Expenses in connection with a registration pursuant to this Article V, provided that each holder of Registrable Securities participating in an offering shall pay all applicable underwriting fees, discounts and similar charges.

Section 5.05. Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Holder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter (collectively, the “Indemnified Persons”), from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus, in each case related to such Registration Statement, or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 5.05(a)) will reimburse each such Selling Holder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each such Person who controls each such Selling Holder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information regarding a holder of Registrable Securities or underwriter furnished in writing to the Company by any such person or any selling holder or underwriter expressly for use therein.

(b) In connection with any Registration Statement in which a Selling Holder is participating, without limitation as to time, each such Selling Holder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 5.05(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding the Selling Holder furnished to the Company by such Selling Holder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, the indemnified party shall promptly notify in writing the indemnifying party of the commencement thereof, and the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such claim or proceeding, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder. The failure of an indemnified party to give notice to an indemnifying party of any action brought against such indemnified party shall not relieve the indemnifying party of its obligations or liabilities pursuant to this Agreement, except to the extent such failure adversely prejudices the indemnifying party.

(e) The indemnification provided for under this Agreement shall survive the sale or other transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence. Notwithstanding any other provision of this Agreement, no holder of Registrable Securities shall be required to contribute, in the aggregate, any amount in excess of its net proceeds from the sale of the Registrable Securities subject to any actions or proceedings over the amount of any damages, indemnity or contribution that such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

(g) The indemnification and contribution agreements contained in this Section 5.05 are in addition to any liability that the indemnifying party may have to the indemnified party and do not limit other provisions of this Agreement that provide for indemnification.

Section 5.06. Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, the Company shall use reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and submit all required Interactive Data Files (as defined in Rule 11 of Regulation S-T of the Commission), and shall use reasonable efforts to take such further necessary action as any holder of Subject Securities may reasonably request in connection with the removal of any restrictive legend on the Subject Securities being sold, all to the extent required from time to time to enable such holder to sell the Subject Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Survival of Representations and Warranties. Except for the warranties and representations contained in clauses (a), (b), (c), (d) and (e) of Section 3.01 and the representations and warranties contained in Section 3.02, which shall survive the Closing indefinitely, the warranties and representations made herein shall survive for six (6) months following the Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration.

Section 6.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile or sent by overnight courier as follows:

(a)	If to Purchaser 1, to:

Silver Lake Alpine, L.P.
2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention: Karen King
Fax: +1 (650) 233-8125

and:

Silver Lake Alpine, L.P.
550 West 34th Street, 40th Floor
New York, NY 10001
Attention: Andrew J. Schader
Fax: +1 (212) 981-3535

With a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: Daniel N. Webb

                    Naveed Anwar

Fax: +1 (650) 251-5002

(b)	If to Purchaser 2, to:

Silver Lake Alpine (Offshore Master), L.P.
2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention: Karen King
Fax: +1 (650) 233-8125

and:

Silver Lake Alpine (Offshore Master), L.P.

550 West 34th Street, 40th Floor
New York, NY 10001
Attention: Andrew J. Schader
Fax: +1 (212) 981-3535

With a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: Daniel N. Webb

                    Naveed Anwar

Fax: +1 (650) 251-5002

(c)	If to the Company, to:

Motorola Solutions, Inc.
500 West Monroe Street
Chicago, IL 60661
Attention: General Counsel
Fax: +1 (312) 559-5161

With a copy (which shall not constitute actual or constructive notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: David C. Karp

                    Viktor Sapezhnikov

Fax: +1 (212) 403-2000

or to such other address or addresses as shall be designated in writing. All notices shall be deemed effective (a) when delivered personally (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one (1) Business Day following the day sent by overnight courier.

Section 6.03. Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement, together with the Confidentiality Agreement, the Indenture and the Notes, sets forth the entire agreement between the parties hereto with respect to the Transactions, and are not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided that (i) Section 5.05 shall be for the benefit of and fully enforceable by each of the Indemnified Persons and (ii) Section 6.12 shall be for the benefit of and fully enforceable by each of the Specified Persons. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 6.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.05. Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by the Purchasers or their Affiliates without the prior written approval of the Company, unless required by law (based on the advice of counsel) in which case the Company shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing (but subject to the terms of the Confidentiality Agreement), the Purchasers and their Affiliates shall not be restricted from communicating with their respective investors and potential investors in connection with marketing, informational or reporting activities; provided that the recipient of such information is subject to a customary obligation to keep such information confidential. The Company may issue one or more press releases (which the Company shall provide to the Purchasers prior to issuance, distribution or publication and will consider the Purchasers’ reasonable comments) and may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities.

Section 6.06. Expenses. Except as otherwise expressly provided herein, each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Transactions. Notwithstanding anything herein to the contrary, in the event that, pursuant to Article 13 of the Indenture, the Company withdraws or revokes any notice of redemption under the Indenture (which notice of redemption was delivered at any time prior to September 15, 2023) in respect of SLA Securities (as defined in the Indenture) as a result of a Blackout Period of the type set forth in clause (i) of the definition of “Blackout Period,” and prior to the purported redemption date set forth in the applicable notice of redemption the SLA Affiliates rescind notice of conversion or conversion of SLA Securities (which notice of conversion was delivered after the applicable notice of redemption), the Company shall reimburse each SLA Affiliate who Beneficially Owns such SLA Securities for (i) any filing fees and other reasonable out-of-pocket costs, fees and expenses for applications and filings under the HSR Act or any foreign antitrust requirements incurred in preparation for conversion of Securities in connection with the redemption that was contemplated by the withdrawn notice of redemption and (ii) all reasonable out-of-pocket costs, fees and expenses incurred by or on behalf of such holder in connection with such conversion contemplated by such conversion notice and any related offering for resale (for the avoidance of doubt other than any underwriting discounts and selling commissions).

Section 6.07. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and each Purchaser’s successors and assigns, and no other person; provided, that neither the Company nor any Purchaser may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Company or such Purchaser in contravention hereof shall be null and void; provided, that (i) substantially contemporaneously or at the Closing, any Purchaser may assign all of its rights and obligations under this Agreement and the Confidentiality Agreement to one or more Affiliates who are U.S. Persons and who execute and deliver to the Company a Joinder and a duly completed and executed IRS Form W-9 and any such assignee who executes and delivers to the Company a Joinder shall be deemed a Purchaser hereunder and have all the rights and obligations of such Purchaser; provided that no such assignment will relieve such assigning Purchaser of its obligations hereunder or under the Confidentiality Agreement, (ii) any Affiliate of such Purchaser who after the Closing Date executes and delivers a Joinder and is a permitted transferee of any Notes or shares of Company Common Stock shall be deemed a Purchaser hereunder and have all the rights and obligations of such Purchaser, (iii) if the Company consolidates or merges with or into any Person and the Company Common Stock is, in whole or in part, converted into or exchange for securities of a different issuer in a transaction that does not constitute a Change in Control, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to each Purchaser, and (iv) the rights of a holder of Registrable Securities under Article V may be transferred but only together with Subject Securities (x) in a transfer of (1) Notes in an aggregate principal amount of at least $100,000,000 and (2) Common Stock or other Subject Securities issued or issuable upon conversion or repurchase by the Company of at least $100,000,000 in aggregate principal amount of Notes, (y) to an Affiliate of the transferor that executes and delivers to the Company a Joinder (subject to 4.02(a)), or (z) to a lender in connection with a Permitted Loan. For the avoidance of doubt, no Third Party to whom any of the Notes or shares of Company Common Shares are transferred shall have any rights or obligations under this Agreement except (and then only to the extent of) any rights and obligations under Article V to the extent transferable in accordance with this Section 6.07.

Section 6.08. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of

Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.08(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.08.

Section 6.09. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 6.10. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.11. Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 6.12. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney or representative of any party hereto (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. All obligations of Purchaser 1 and Purchaser 2 hereunder shall be several obligations of such Purchaser and, for the avoidance of doubt, not joint or joint and several obligations.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

MOTOROLA SOLUTIONS, INC.

By:	/s/ Kristin L. Kruska
Name:	Kristin L. Kruska
Title:	Corporate Vice President and Secretary

[Signature Page to Investment Agreement]

By:	SILVER LAKE ALPINE, L.P.

By:	Silver Lake Alpine Associates, L.P.,
its general partner

By:	SLAA (GP), L.L.C.,
its general partner

By:	Silver Lake Group, L.L.C.,
its managing member

By:	/s/ Greg Mondre
Name:	Greg Mondre
Title:	Managing Director

[Signature Page to Investment Agreement]

By:	SILVER LAKE ALPINE (OFFSHORE
MASTER), L.P.

By:	Silver Lake Alpine Associates, L.P.,
its general partner

By:	SLAA (GP), L.L.C.,
its general partner

By:	Silver Lake Group, L.L.C.,
its managing member

By:	/s/ Greg Mondre
Name:	Greg Mondre
Title:	Managing Director

[Signature Page to Investment Agreement]

SCHEDULE I

Purchaser	Principal Amount of Notes
Silver Lake Alpine, L.P.	$502,357,328
Silver Lake Alpine (Offshore Master), L.P.	$497,642,672

Total	$1,000,000,000